ADMA Biologics Reports 2012 Year End Financial and Operational Results

HACKENSACK, N.J., March 6, 2013 - ADMA Biologics, Inc. (ADMA), a specialty immune globulin company that develops, manufactures and intends to market plasma-based biologics for the treatment and prevention of certain infectious diseases, today reported financial and operational results for the year ended December 31, 2012. Year-end and subsequent highlights include:

•	Secured $6 million term loan to advance Phase III study

•	Executed long-term manufacturing, supply and license agreement for RI-002

•	Out-licensed RI-002 to Biotest AG, to market and sell in selected countries outside of the United States

•	Generated $1.1 million in revenues from ADMA BioCenters during 2012

•	Appointed key members to management team and Board of Directors

•	Commenced pivotal Phase III clinical trial for RI-002

“2012 was a solid year for ADMA during which we made significant progress with our lead product candidate and achieved a number of key milestones,” stated Adam Grossman, President and Chief Executive Officer of ADMA.  “Looking ahead, we expect 2013 to be a year of continued execution as we advance RI-002 through our pivotal Phase III study.”

Year-end Business Review

Revenue

For the year ended December 31, 2012, revenues increased 37.5% to $1.1 million compared to the same period in 2011. The increase was primarily a result of the sale of normal source plasma under our June 2012 supply agreement. The normal source plasma material is collected at ADMA’s wholly-owned subsidiary, ADMA BioCenters, an FDA-licensed plasma collection facility.  ADMA has generated revenues of $1.9 million since inception through December 31, 2012 from the sale of normal source human plasma collected at ADMA BioCenters.

Cost of Revenues

Cost of revenues for the year ended December 31, 2012 was $0.7 million, compared to $0.2 million for the same period in 2011. The increase was a result of higher costs associated with the sale of normal source plasma through a supply agreement entered into in June 2012.

Operating Expenses

Research and development expenses for the year ended December 31, 2012 were $3.5 million, compared to $0.7 million for the same period in 2011. Research and development expenses increased primarily as a result of higher manufacturing, testing and regulatory costs for ADMA’s lead product candidate, RI-002, along with costs for the initiation of its Phase III clinical study, as well as increased wages and benefits for new hires during 2012, which include the July 2012 appointment of a Chief Scientific Officer/Chief Medical Officer.

Plasma center operating expenses for the year ended December 31, 2012 were $1.8 million, compared to $1.2 million for the same period in 2011.  Plasma center operating expenses increased following the U.S. Food and Drug Administration licensing of ADMA BioCenters in August 2011, of which increases include additional facility expenses, supplies and increased headcount during 2012.

General and administrative expenses for the year ended December 31, 2012 were $3.1 million, compared to $1.4 million for the same period in 2011. General and administrative expenses increased as a result of increased stock-based compensation charges, increased professional and filing fees associated with becoming a public company during the first quarter of 2012, as well as increased wages and benefits for new hires during 2012, which includes the May 2012 appointment of our Chief Financial Officer.

Net Loss

For the year ended December 31, 2012, ADMA’s net loss was $7.3 million, or $(1.76) per share, compared to a net loss of $5.9 million, or $(16.72) per share, in the same period of 2011. The increase in net loss is attributable to an increase in research and development expenses relating to the manufacturing, testing and regulatory costs of ADMA’s lead product candidate, costs for the initiation of its Phase III clinical study of RI-002, in addition to increased general and administrative expenses relating to higher stock-based compensation charges, professional filing fees as a result of becoming a public reporting company during the first quarter of 2012, offset by increased revenues. The increase in the number of shares outstanding resulted from the conversion of preferred stock and notes payable into common stock and the issuance of common stock in connection with the merger and financing in February 2012.

Cash Position

As of December 31, 2012, the Company had cash and cash equivalents of $12.5 million.

About ADMA Biologics, Inc.

ADMA is a specialty immune globulin company that develops, manufactures and intends to market plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. ADMA also operates ADMA Bio Centers, which is an FDA-licensed source plasma collection facility located in Norcross, Georgia, which provides us with a portion of our blood plasma for the manufacture of RI-002.  For more information please visit the Company’s website at:  www.admabiologics.com

About ADMA’s lead product candidate RI-002

ADMA’s lead product candidate, RI-002 is a specialty plasma-derived, polyclonal, Intravenous Immune Globulin, or IGIV, derived from human plasma containing naturally occurring polyclonal antibodies (eg. streptococcus pneumoniae, H. influenza type B, CMV, measles, tetanus etc.)  as well as high levels of antibodies targeted to respiratory syncytial virus, or RSV.  ADMA is pursuing an indication for the use of this specialty IGIV product for treatment of patients diagnosed with primary immune deficiency diseases, or PIDD. Polyclonal antibodies are the primary component of IGIV products. Polyclonal antibodies are proteins produced by B-cells that are used by the body’s immune system to neutralize microbes such as bacteria and viruses. The polyclonal antibodies that are present in RI-002 are expected to prevent infections in immune-compromised patients.

About Primary Immune Deficiency Disease (PIDD)

PIDD is a class of inherited genetic disorders that causes an individual to have a deficient or absent immune system due to either a lack of necessary antibodies or a failure of these antibodies to function properly.  PIDD patients are more vulnerable to infections and more likely to suffer complications from these infections.  According to the World Health Organization, there are over 150 different presentations of PIDD.  As patients suffering from PIDD lack a properly functioning immune system, they typically receive monthly, outpatient infusions of IGIV therapy.  Without this exogenous antibody immune support, these patients would be susceptible to a wide variety of infectious diseases.  PIDD has an estimated prevalence of 1:1,200 in the United States, or approximately 250,000 people.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements concerning the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, potential investigational new product applications, biologics license applications, and commercialization efforts of the Company's product candidate(s). Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by ADMA or any other person that the objectives and plans of ADMA will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2012 and 2011

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011

REVENUES	$1,118,118	$761,042

Cost of sales	669,056	207,570

Gross profit	449,062	553,472

OPERATING EXPENSES

Research and development expenses	3,469,078	646,756

Loss on sale of inventory	-	1,934,630

Plasma center operating expenses	1,746,864	1,163,148

General and administrative expenses	3,142,289	1,431,894

TOTAL OPERATING EXPENSES	8,358,231	5,176,428

LOSS FROM OPERATIONS	(7,909,169)	(4,622,956)

Interest income	20,924	1,689

Interest expense	(30,683)	(1,602,958)

LOSS BEFORE INCOME TAXES	(7,918,928)	(6,224,225)

State income tax benefit	617,615	320,765

NET LOSS	$(7,301,313)	$(5,903,460)

NET LOSS PER SHARE – BASIC AND DILUTED	$(1.76)	$(16.72)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	4,146,276	353,098

CONDENSED BALANCE SHEET INFORMATION:

	*December 31, 2012	*December 31, 2011
Assets
Cash and cash equivalents	$12,535,672	$87,771
Total Assets	$15,555,419	$2,925,909

Deficit accumulated during the development stage	$(37,109,328)	$(29,808,015)
Total Stockholders’ Equity	$9,423,746	$385,816

*Condensed from audited financial statements

Contact:

Brian Lenz, CPA
Vice President & Chief Financial Officer
201-478-5552
www.admabiologics.com
info@admabio.com